Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 27, 2019 relating to the financial statements and financial highlights of Reality Shares DIVCON Dividend Guard ETF and Reality Shares DIVCON Dividend Defender ETF, each a series of the Reality Shares ETF Trust, for the year ended October 31, 2019, and to the references to our firm under the heading “Independent Public Accounting Firm” in the Combined Information Statement and Prospectus.

Cohen & Company, Ltd.

Cleveland, Ohio

February 27, 2020